THE SARATOGA ADVANTAGE TRUST

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made as of this 3rd day of August 2017 by and between Ascent Investment Advisors, LLC, a Colorado limited liability company (“Ascent”) and James Alpha Advisors, LLC, a New York limited liability company (“James Alpha Advisors”), and is approved by The Saratoga Advantage Trust (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

WITNESSETH  THAT:

WHEREAS, Ascent and the Trust are parties to an Investment Management Agreement (the “Management Agreement”) with respect to James Alpha Global Real Estate Investments Portfolio, a series of the Trust (the “Portfolio”); and

WHEREAS, Ascent has informed the Trust that Ascent no longer intends to provide investment management services to the Portfolio under the Management Agreement and that Ascent wishes to assign all of its duties and obligations under the Management Agreement to James Alpha Advisors and have James Alpha Advisors assume the role of investment manager to the Portfolio; and

WHEREAS, James Alpha Advisors has indicated its willingness to accept such assignment and to assume Ascent’s duties and obligations under the Management Agreement between Ascent and the Trust; and

WHEREAS, James Alpha Advisors possesses the personnel, resources and expertise necessary in order to serve as investment manager to the Portfolio; and

WHEREAS, certain employees of Ascent currently having responsibility for the investment management and oversight of the Portfolio are employees of James Alpha Advisors; and

WHEREAS, Ascent and James Alpha Advisors are deemed to be affiliates of one another for purposes of the 1940 Act due to the fact that they are under the common control of James Alpha Holdings, LLC, and the assignment contemplated hereunder is being made in reliance upon Rule 2a-6 under the 1940 Act; and

WHEREAS, at a meeting of the Board of Trustees of the Trust (the “Board”) held on July 28, 2017, the Portfolio was approved by action of the Board to be added to the Management Agreement in connection with the assignment and assumption contemplated herein with respect to the Portfolio;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. ASSIGNMENT. Ascent hereby assigns to James Alpha Advisors all of Ascent’s duties and obligations with respect to the provision of investment management services to the Portfolio under the Management Agreement.

2. ASSUMPTION. James Alpha Advisors, intending to be legally bound, hereby agrees to assume all of the duties and obligations of Ascent with respect to the provision of investment management services to the Portfolio as applicable to Ascent under the Management Agreement and accepts the responsibilities and agrees to perform all such services required in connection with the Portfolio.

3. REPRESENTATIONS OF ASCENT. Ascent represents and warrants that: (i) all action required of Ascent to assign its duties and obligations under the Management Agreement with respect to the provision of investment management services to the Portfolio has been taken, and (ii) this Agreement creates a valid and binding agreement enforceable against Ascent in accordance with its terms.

4. REPRESENTATIONS OF JAMES ALPHA ADVISORS. James Alpha Advisors represents and warrants that: (i) James Alpha Advisors is registered as an investment adviser with the U. S. Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended, and its registration is currently in full force and effect; (ii) James Alpha Advisors is capable and is legally empowered to assume the duties and obligations being assigned to it hereunder and to act as investment manager to the Portfolio; (iii) all action required of James Alpha Advisors to assume the duties and obligations being assigned to it hereunder has been taken, and (iv) this Agreement creates a valid and binding agreement enforceable against James Alpha Advisors in accordance with its terms.

5. GOVERNING LAW. This Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, Ascent and James Alpha Advisors hereby execute this Agreement as of the day and year first above written.

Ascent Investment Advisors, LLC

By:	/s/ James S. Vitalie

Name:	James S. Vitalie

Title:	President

James Alpha Advisors, LLC

By:	/s/ James S. Vitalie

Name:	James S. Vitalie

Title:	Chief Executive Officer

Approved by:

The Saratoga Advantage Trust

By: /s/ Bruce E. Ventimiglia

Name: Bruce E. Ventimiglia

Title: Chairman, President & CEO